NEWS RELEASE

25 Sawyer Passway ● Fitchburg, Massachusetts 01420

Exhibit 99.01

FOR IMMEDIATE RELEASE

Arrhythmia Research Technology, Inc. Reports
2016 Fourth Quarter and Year End Results

FITCHBURG, MA, March 22, 2017 -- Arrhythmia Research Technology, Inc. (NYSE MKT: HRT) (the “Company”), through its wholly-owned subsidiary, Micron Products, Inc., a diversified contract manufacturing organization that produces highly-engineered, innovative medical device components requiring precision machining and injection molding, announced results for its fourth quarter and year ended December 31, 2016.

“In 2016, the Company fell short of its sales and profit goals largely due to lower demand from one large orthopedic customer and continued price competition in sensor products,” commented Salvatore Emma Jr., President and CEO.

“However, in early 2016 the Company began to realize the results of our increased sales efforts by acquiring several new medical device and orthopedic customers requiring components used in Total Knee Arthroscopy (TKA), surgical instruments, and other implantable fixation devices.  This increase in new medical device business required multiple and simultaneous process validation efforts to ensure quality and process capability.  Process validation for these new medical components will be substantially complete in the first quarter of 2017.  We expect that our margins will begin to improve during the second quarter of 2017 as we move from validation to production of these new components.”

Fourth Quarter 2016 Review

$ In thousands	Q4 2016	Q4 2015	$ Change	% Change
Net sales	$4,813	$4,752	$61	1.3%
Gross profit	$458	$617	$(159)	-25.8%
Gross margin	9.5%	13.0%
Net loss from continuing operations	$(322)	$(386)	$64
Diluted loss per share from continuing operations	$(0.11)	$(0.14)	$0.03

Net sales for the fourth quarter 2016 increased $61 thousand when compared to the same period last year.  The increase was due to net sales of thermoplastic injection molding as well as net sales of tooling, net of deferred revenue.  The increase was largely offset by a decline in net sales of orthopedic implant components and instrumentation, as well as in sensors.

In the fourth quarter 2016, net sales of thermoplastic injection molding increased 27.9% when compared to the same period in 2015, due primarily to increased volume from customers in the medical, automotive and military and law enforcement industries.  Additionally, net sales of tooling increased 27.5%, net of deferred revenue, due primarily to the sale of a large tool to the Company’s largest customer.

The increase in net sales was partially offset by a 44.5% decrease in net sales of orthopedic implant components and instrumentation.  The decrease was due in part to decreased demand from two customers, partly offset by shipments to a new large customer.  Additionally, net sales of sensors decreased 5.2% due in part to price reductions, a 3.6% decrease in sales volume, and the timing of

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Arrhythmia Research Technology, Inc. Reports 2016 Fourth Quarter and Year End Results

March 22, 2017

shipments versus the recognition of revenue related to supply agreements with certain foreign customers in the third and fourth quarters of 2016.

Gross profit in the fourth quarter 2016 decreased by $159 thousand and gross profit as a percentage of sales decreased 3.5 points to 9.5% when compared to fourth quarter 2015.  The decrease in gross profit was due largely to a 91.5% decrease in gross profit from orthopedic implant components and instrumentation as a result of lower net sales and increased validations efforts for new parts.  Additionally, gross profit from sensors decreased 20.5% due largely to price reductions.  The decreases were partly offset by a 10.7% increase in thermoplastic injection molding due to increased net sales.

Total operating expenses decreased $152 thousand to $762 thousand or 15.8% of sales in the fourth quarter 2016 as compared to $914 thousand or 19.2% in the same period last year.  The decrease in operating expenses is due largely to a 41.1% decrease in sales and marketing expense due to lower commissions and no agency fees in 2016 when compared to the fourth quarter 2015.

Net loss from continuing operations was $322 thousand, or $0.11 per diluted share, compared with net loss of $386 thousand, or $0.14 per diluted share, in the 2015 fourth quarter.

EBITDA(1) (income from continuing operations adjusted for income taxes, other income and expense, interest, depreciation and amortization, and share-based compensation expense) for the fourth quarter of 2016 was $97 thousand, or 2.0% of net sales, compared with $189 thousand, or 4.0% of net sales, for the same period in 2015.    (1)See attached table for additional important disclosures regarding the Company’s use of EBITDA, as well as a reconciliation of net income (loss) from continuing operations to EBITDA.

2016 Review

$ In thousands	2016	2015	$ Change	% Change
Net sales	$19,638	$21,495	$(1,857)	-8.6%
Gross profit	$2,899	$3,163	$(264)	-8.3%
Gross margin	14.8%	14.7%
Net loss from continuing operations	$(712)	$(792)	$80
Diluted loss per share from continuing operations	$(0.25)	$(0.28)	$0.03

Net sales for 2016 decreased $1.9  million or 8.6%, when compared to the same period last year.  The decrease was due to a  decrease in net sales of orthopedic implant components and instrumentation as well as a decrease in net sales of sensors.  Partly offsetting these decreases was an increase in net sales of thermoplastic injection molding as well as an increase in tooling sales, net of deferred tooling revenue.

In 2016, net sales of orthopedic implant components and instrumentation decreased 29.3% when compared to 2015.  This was due largely to decreased demand from a large customer which vertically integrated part of their production as well as decreased demand from another large customer.  Partly offsetting these decreases was net sales from a new customer beginning in the second quarter of 2016.  At December 31, 2016, the Company has additional booked orders from this and other new customers for 2017.

2016 production volume of sensors was consistent with the prior year.  However, net sales of sensors decreased due in part to the timing of shipments, versus the recognition of revenue, related to supply agreements with certain foreign customers entered into in the third and fourth quarters of 2016, as well as due to price reductions.

Partly offsetting these decreases was an increase of 6.1% of net sales of thermoplastic injection molding and a 27.5% increase in tooling sales, net of deferred tooling revenue.

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Arrhythmia Research Technology, Inc. Reports 2016 Fourth Quarter and Year End Results

March 22, 2017

While gross profit for 2016 decreased $264 thousand to $2.9 million, gross profit as a percentage of sales increased 0.1 points to 14.8% when compared to the same period in the prior year.  The decrease in gross profit was due to a 40.4% decrease from orthopedic implant components and instrumentation as well as an 18.2% decrease in gross profit from sensors.

The decrease in orthopedic implant components and instrumentation was due to lower demand and higher costs related to the validation of new instrumentation products.  The decrease in sensors was due to the reduction in selling price partly offset by an increase in silver surcharge due to the higher weighted average cost of silver.

Partly offsetting the decrease in gross profit was a $408 thousand decrease in other indirect manufacturing overhead expenses due to adjustments made in previous quarters of 2016 as a result of lower net sales.

Total operating expenses decreased $281 thousand or 0.2% to $3.4 million or 17.3% of sales as compared to $3.7 million or 17.1% in the same period last year.

Net loss from continuing operations for 2016 was  $712 thousand, or $0.25 per diluted share, compared with net loss of $792 thousand, or $0.28 per diluted share, in the same period in 2015.

EBITDA(1) (income from continuing operations adjusted for income taxes, other income and expense, interest, depreciation and amortization, and share-based compensation expense) for 2016 was $1,086 thousand, or 5.5% of net sales, compared with $1,091 thousand, or 5.1% of net sales, for the same period in 2015.  (1)See attached table for additional important disclosures regarding the Company’s use of EBITDA, as well as a reconciliation of net income (loss) from continuing operations to EBITDA.

Cash flow and financial resources

At December 31, 2016, the Company had cash on hand of $380 thousand and working capital of $1.5 million as compared to $272 thousand and $2.5 million at December 31, 2015.  The change in working capital is due primarily to the reclassification of the revolving line of credit to current liabilities as the revolver matures in June 2017.  The Company is working with its bank and expects the revolver to be renewed.  In 2016, the Company had net cash provided by operating activities of $661 thousand and used net cash of $1.4 million in investing activities almost entirely for capital expenditures.  Cash provided by financing activities of $814 thousand was due in part to borrowings on the equipment line of credit and net proceeds as a result of the Company refinancing its term debt, partially offset by payments on term debt.

Increasing booked orders, including new products from existing and new customers, is expected to increase working capital needs over the next few quarters.  Expected increases in volume of thermoplastic injection molding products as well as increased demand from new and existing customers in the Company’s orthopedic implant component and instrumentation product line, may require additional capital expenditures to fulfillment customer demands.

The timing of these working capital and capital expenditure requirements, together with the timing of receipts from accounts receivable are expected to cause fluctuations in cash flows and borrowings over the next several quarters.

The Company believes that the cash flows from its operations, together with its existing working capital, increased booked orders, new customers, the renewal of the revolver and other resources, will be sufficient to fund operations at current levels and repay debt obligations over the next twelve months.

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Arrhythmia Research Technology, Inc. Reports 2016 Fourth Quarter and Year End Results

March 22, 2017

Outlook:

 “In 2016, the Company completed several automation and validation projects which will help to improve margins going forward.   We continue to invest in state-of-the-art machining and finishing equipment to expand our repertoire and appeal to additional customers,” continued Mr. Emma.

 “In 2016, revenue and margins in the injection molding business steadily increased and we expect this to continue in 2017.  We have landed additional plastic injection molding, machining, and finishing business from medical device and orthopedic OEMs.”

Mr. Emma concluded, “We are also very excited about our company name change to Micron Solutions, Inc. effective this Friday, March 24.  As previously reported, the Company’s shares will begin trading on the NYSE MKT under the new ticker symbol MICR on Monday, March 27, 2017.”

About Arrhythmia Research Technology, Inc.

Arrhythmia Research Technology, Inc., through its wholly-owned subsidiary, Micron Products, Inc., is a diversified contract manufacturing organization that produces highly-engineered, innovative medical device components requiring precision machining and injection molding.  The Company also manufactures components, devices and equipment for military, law enforcement, industrial and automotive applications.  In addition, the Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors.  The Company’s strategy for growth is to build a best-in-class contract manufacturer with a specialized focus on plastic injection molding and highly-engineered medical devices and components requiring precision machining.

The Company routinely posts news and other important information on its websites:

http://www.arthrt.com and http://www.micronproducts.com

Safe Harbor Statement

Forward-looking statements made herein are based on current expectations of Arrhythmia Research Technology, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to obtain and retain order volumes from customers who represent significant proportions of net sales; our ability to maintain our pricing model, offset higher costs with price increases and/or decrease our cost of sales; variability of customer delivery requirements;  the level of and ability to generate sales of higher margin products and services; our ability to renew our credit facility and manage our level of debt and provisions in the debt agreements which could make the Company sensitive to the effects of economic downturns and limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; reliance on revenues from exports and impact on financial results due to economic uncertainty or downturns in foreign markets; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variations in the mix of products sold; continued availability of supplies or materials used in manufacturing at competitive prices; and the amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources.  More information about factors that potentially could affect the Company's financial results is included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more information, contact:

Derek T. Welch
Chief Financial Officer
978.345.5000

FINANCIAL TABLES FOLLOW.

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Arrhythmia Research Technology, Inc. Reports 2016 Fourth Quarter and Year End Results

March 22, 2017

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net sales	$4,812,800	$4,751,711	$19,638,217	$21,495,184
Cost of sales	4,354,738	4,134,936	16,739,526	18,332,346
Gross profit	458,062	616,775	2,898,691	3,162,838

Selling and marketing	252,855	346,110	1,153,044	1,086,586
General and administrative	487,062	530,012	2,151,244	2,355,484
Research and development	22,442	38,308	97,234	241,100
Total operating expenses	762,359	914,430	3,401,522	3,683,170

Net loss from continuing operations	(304,297)	(297,655)	(502,831)	(520,332)
Other expense:
Interest expense	(66,670)	(58,165)	(259,762)	(260,300)
Other income (expense), net	49,102	(30,076)	50,131	(10,212)
Total other expense, net	(17,568)	(88,241)	(209,631)	(270,512)
Loss from continuing operations before income taxes	(321,865)	(385,896)	(712,462)	(790,844)
Income tax provision	—	932	—	932
Loss from continuing operations	(321,865)	(386,828)	(712,462)	(791,776)
Discontinued Operations:
Income from discontinued operations, net of tax provision of $0 for the years ended December 31, 2016 and 2015	—	—	—	362,610
Net loss	$(321,865)	$(386,828)	$(712,462)	$(429,166)
Other comprehensive loss:
Reclassification of gains from foreign currency translation	—	—	—	(42,502)
Comprehensive loss	(321,865)	(386,828)	$(712,462)	$(471,668)
Earnings (loss) per share - basic
Continuing operations	$(0.11)	$(0.14)	$(0.25)	$(0.28)
Discontinued operations	—	—	—	0.13
Earnings (loss) per share - basic	$(0.11)	$(0.14)	$(0.25)	$(0.15)
Earnings (loss) per share - diluted
Continuing operations	$(0.11)	$(0.14)	$(0.25)	$(0.28)
Discontinued operations	—	—	—	0.13
Earnings (loss) per share - diluted	$(0.11)	$(0.14)	$(0.25)	$(0.15)
Weighted average common shares outstanding - basic	2,816,639	2,791,466	2,816,516	2,784,757
Weighted average common shares outstanding - diluted	2,816,639	2,791,466	2,816,516	2,784,757

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Arrhythmia Research Technology, Inc. Reports 2016 Fourth Quarter and Year End Results

March 22, 2017

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$380,381	$272,291
Trade accounts receivable, net of allowance for doubtful accounts of $30,000 at December 31, 2016 and $60,000 at December 31, 2015	2,276,608	2,798,353
Inventories	3,060,085	2,118,712
Prepaid expenses and other current assets	614,362	593,716
Total current assets	6,331,436	5,783,072
Property, plant and equipment, net	6,440,911	6,626,069
Assets held for sale, net	688,750	665,000
Intangible assets, net	30,093	18,645
Other assets	156,231	243,319
Total assets	$13,647,421	$13,336,105
Liabilities and Shareholders’ Equity
Current liabilities:
Revolving line of credit, current portion	$1,785,795	$—
Equipment line of credit, current portion	102,500	35,718
Term notes payable, current portion, net of debt issuance costs	487,468	589,635
Subordinated promissory notes, net of discount	—	473,135
Accounts payable	1,744,261	1,553,388
Accrued expenses and other current liabilities	333,361	275,777
Customer deposits	122,290	93,407
Deferred revenue, current	224,988	272,837
Total current liabilities	4,800,663	3,293,897
Long-term liabilities:
Revolving line of credit, non-current portion	—	1,511,495
Equipment line of credit, non-current portion	—	301,132
Term notes payable, non-current portion, net of debt issuance costs	1,970,863	1,074,723
Subordinated promissory notes, net of discount	432,011	—
Deferred revenue, non-current	156,953	272,181
Total long-term liabilities	2,559,827	3,159,531
Total liabilities	7,360,490	6,453,428
Commitments and Contingencies
Shareholders’ equity:
Preferred stock, $0.001 par value; 2,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 10,000,000 shares authorized; 3,926,491 issued, 2,820,999 outstanding at December 31, 2016 and 3,926,491 issued, 2,801,639 outstanding at December 31, 2015	39,265	39,265
Additional paid-in-capital	11,457,320	11,381,536
Treasury stock at cost, 1,105,492 shares at December 31, 2016 and 1,124,852 shares at December 31, 2015	(3,028,564)	(3,069,496)
Accumulated deficit	(2,181,090)	(1,468,628)
Total shareholders’ equity	6,286,931	6,882,677
Total liabilities and shareholders’ equity	$13,647,421	$13,336,105

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Arrhythmia Research Technology, Inc. Reports 2016 Fourth Quarter and Year End Results

March 22, 2017

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(712,462)	$(429,166)
Income from discontinued operations	—	(362,610)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss on sale of property, plant and equipment	—	13,320
Change in fair value of assets held for sale	(23,750)	—
Depreciation and amortization	1,541,006	1,464,588
Impairment of intangibles	—	118,318
Non-cash interest expense	27,186	27,683
Change in allowance for doubtful accounts	(30,000)	15,000
Share-based compensation expense	47,256	29,178
Changes in operating assets and liabilities:
Accounts receivable	551,745	723,394
Inventories	(941,373)	395,529
Prepaid expenses and other current assets	(25,228)	(94,547)
Other non-current assets	112,604	301,522
Accounts payable	190,873	(303,768)
Accrued expenses and other current liabilities	38,618	(90,426)
Other non-current liabilities	(115,228)	(338,249)
Net cash provided by (used in) operating activities	661,247	1,469,766
Cash flows from investing activities:
Purchases of property, plant and equipment	(1,354,091)	(1,182,541)
Proceeds from sale of property, plant and equipment	—	35,700
Cash paid for patents and trademarks	(13,205)	(6,176)
Net cash provided by (used in) investing activities	(1,367,296)	(1,153,017)
Cash flows from financing activities:
Proceeds from (payments on) revolving line of credit, net	274,300	(560,000)
Proceeds from equipment line of credit	647,351	752,635
Proceeds from term note payable	500,000	—
Payments on term notes payable	(587,799)	(526,594)
Payment of debt issuance costs	(20,863)	—
Payment on subordinated debt	(50,000)	—
Proceeds from stock option exercises	51,150	80,103
Net cash provided by (used in) financing activities	814,139	(253,856)
Net increase (decrease) in cash and cash equivalents	108,090	62,893
Cash and cash equivalents, beginning of period	272,291	209,398
Cash and cash equivalents, end of period	$380,381	$272,291

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Arrhythmia Research Technology, Inc. Reports 2016 Second Quarter Results

August 11, 2016

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

EBITDA RECONCILIATION (1)

($ in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net loss from continuing operations	($322)	($386)	($712)	($792)
Income tax provision	-	1	-	1
Other (income) expense	(49)	30	(50)	10
Interest expense	67	58	260	260
Depreciation and amortization	389	362	1,541	1,465
Impairment of intangibles	-	118	-	118
Share-based compensation	12	6	47	29
EBITDA	$97	$189	$1,086	$1,091
EBITDA margin %	2.0%	4.0%	5.5%	5.1%

(1) Non-GAAP Financial Measures

In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, this news release contains information about EBITDA (income from continuing operations adjusted for income taxes, other income and expense, interest, depreciation and amortization, and share-based compensation expense), which is a non-GAAP measure.  The Company believes EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  EBITDA is not calculated through the application of GAAP.  Accordingly, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

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